Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Spark Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-201768) of Spark Therapeutics, Inc. (formerly Spark Therapeutics, LLC) of our report dated March 25, 2015, with respect to the balance sheets of Spark Therapeutics, Inc. as of December 31, 2013 and 2014, and the related statements of operations, members’\stockholders’ equity, and cash flows, for the period from March 13, 2013 (inception) through December 31, 2013 and the year ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Spark Therapeutics, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 25, 2015